Exhibit 99.16(6)(x)

Form of
Addendum to Management Agreement
between Lord Abbett Research Fund, Inc. and
Lord, Abbett & Co. LLC
Dated October 1, 2013

Effective [October 1, 2013], Lord, Abbett & Co. LLC and Lord Abbett Research Fund, Inc. on behalf of its series, Lord Abbett Calibrated Dividend Growth Fund (the “Fund”), do hereby agree that the annual management fee rate for the Fund with respect to paragraph 2 of the management agreement dated June 10, 1992 (“Management Agreement”), shall be as follows:

.65% of the first $1 billion of average daily net assets;
.60% of the next $1 billion of average daily net assets; and
.55% of average daily net assets over $2 billion.

For purposes of Section 15 (a) of the Investment Company Act of 1940, this Addendum and the Management Agreement shall together constitute the investment advisory contract of the Fund.

Lord Abbett Research Fund, Inc.

By:
Thomas R. Phillips
Vice President and Assistant Secretary

Lord, Abbett & Co. LLC

By:
Lawrence H. Kaplan
Member and General Counsel

Dated: [October 1, 2013]